Exhibit 10.1

AMENDMENT NO. 2 TO ORION GROUP HOLDINGS, INC.’S

2022 LONG-TERM INCENTIVE PLAN

This Amendment No. 2 (this “Amendment”) to the 2022 Long-Term Incentive Plan the (“2022 LTIP”) is made by Orion Group Holdings, Inc. (the “Company”) pursuant to the 2022 LTIP, as follows:

WHEREAS, the Company previously adopted the 2022 LTIP for the benefit its eligible participants;

WHEREAS, pursuant to Section 10(c) of the 2022 LTIP, the Board of Directors (the “Board”) has the power and authority to amend the terms of the 2022 LTIP, subject to approval by the Company’s stockholders if required;

WHEREAS, this Amendment, which requires the approval by the Company’s stockholders, (i) increases the maximum number of shares of common stock of the Company (“Shares”) that may be issued in connection with awards granted under the 2022 LTIP from 3,735,000 shares to 5,735,000 shares and (ii) expands the application of the per person award limitation to include all members of the Board; and

WHEREAS, the Board approved this Amendment on March 26, 2026.

NOW, THEREFORE, pursuant to the 2022 LTIP, the 2022 LTIP is amended in the following respects:

1.	Shares Subject to the 2022 LTIP. Section 4(a) of the 2022 LTIP is hereby amended to increase the number of Shares that may be issued in connection with awards, and shall read in its entirety as follows:

Section 4(a): Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for issuance in connection with Awards under this Plan shall not exceed 5,735,000 shares plus the Stock available under Prior Plans as described in Subsection 4(e).

2.	Eligibility; Per Person Award Limitations. Section 5 of the 2022 LTIP is amended to expand the per person award limitations under the LTIP to apply to all Eligible Persons, including all members of the Board, and shall read in its entirety as follows:

Section 5:  Awards may be granted under this Plan only to Persons who are Eligible Persons at the time of grant thereof or in connection with the severance or retirement of Eligible Persons. In each calendar year, during any part of which this Plan is in effect, an Eligible Person may not be granted (a) Awards (including stock options and SARs but not including any Awards the settlement of which is not based on a number of shares of Stock) relating to more than 2,000,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, and (b) Awards the settlement of which is not based on a number of shares of Stock, having a value determined on the date of grant in excess of $5,000,000.00. Subject to the overall limit of Section 4(a) and any adjustments pursuant to Section 9, the maximum number of shares of Stock that may be issued upon the exercise of stock options granted under this Plan that are intended to qualify as ISOs shall be 2,000,000 shares.

3.	Full Force and Effect. Except as otherwise set forth in this Amendment, the 2022 LTIP shall remain in full force and effect.

4.	Effective Date. This Amendment shall not become effective unless the stockholders of the Company approve the increase to the share reserve of the 2022 LTIP, as set forth above, during the 2026 Annual Meeting of the Stockholders on May 19, 2026 (the “Effective Date”). If approved, then this Amendment shall become effective as of the Effective Date. If stockholders do not approve this Amendment, then it shall be null and void.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment on the Effective Date.

By:  ___/s/ Travis J. Boone_________________

Name:  Travis J. Boone

Title: President and CEO